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                                                                   EXHIBIT 99.1

                                                       (MATRIA HEALTHCARE LOGO)


                                 NEWS RELEASE


                                                     Contact:
                                                     Steve Mengert
                                                     Chief Financial Officer
                                                     770/767-4500



                    MATRIA ANNOUNCES DETAILS OF TENDER OFFER
                  AND CONSENT AND WAIVER SOLICITATION FOR ITS
                       11% SERIES B SENIOR NOTES DUE 2008


MARIETTA, GA, MARCH 29, 2004 -- Matria Healthcare, Inc. (NASDAQ: MATR) today announced the details of its tender offer and consent and waiver solicitation relating to all of the Company's outstanding 11% Series B Senior Notes due 2008. In connection with the tender offer, the Company is soliciting (i) consents to amend the Indenture governing the notes to substantially eliminate all of the restrictive covenants contained in the Indenture as well as certain events of default and other related provisions and (ii) waivers to permit the Company, prior to the consummation of the tender offer, to incur additional indebtedness of up to $150 million to purchase the notes in the tender offer.

The total consideration to be paid for each validly tendered note and properly delivered consent will be based upon a fixed spread of 0.50% over the yield to maturity on the 1.625% U.S. Treasury Note due April 30, 2005. The Company will also pay a consent fee of $20 per $1,000 principal amount of the notes for properly delivered consents. Using the fixed spread formula, the purchase price for the notes will be set no later than the open of business on the second business day prior to the expiration date of the tender offer. There is presently $122,000,000 in principal amount of notes outstanding.

The tender offer expires at 12:00 noon, New York City time on April 27, 2004, unless extended. The consent solicitation expires at 9:00 a.m., New York City time on April 13, 2004, unless extended. Holders who tender their notes after the consent date will not be entitled to receive the consent fee.

Holders who tender their notes will be required to consent to the proposed amendments. The consent of holders of a majority of the outstanding principal amount of notes is required for the proposed amendments to become effective, but the proposed amendments will not become operative unless the financing condition described below is satisfied. The waiver will become effective and irrevocable upon the receipt of waivers from holders of a majority of the outstanding principal amount of notes. If the waiver becomes effective and the Company completes a financing pursuant to the waiver, the Company will be required to use the proceeds of such financing to purchase notes that are tendered. To the extent that the amount of notes tendered exceeds the amount of proceeds raised by the Company in a financing pursuant to the waiver, the Company will be required to use such proceeds to purchase the tendered notes on a pro rata basis. Any indebtedness incurred pursuant to the waiver will be unsecured and subordinated to the notes.

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Matria Announces Details Of Tender Offer And Consent And Waiver Solicitation For
Its 11% Series B Senior Notes Due 2008
Page 2
March 29, 2004



The completion of the tender offer and the consent solicitation is subject to several conditions, including a financing condition that the Company is able to replace its existing credit facility with a new credit facility and/or obtain other financing through the sale of publicly or privately held securities, in each case on terms acceptable to the Company, and in such amount and combination as the Company in its sole discretion may determine, the proceeds of which will be sufficient to allow the Company to purchase all of the outstanding notes. Notwithstanding the foregoing, if the waiver becomes effective and the Company completes a financing pursuant to the waiver, the Company will be obligated to use the proceeds from such financing to purchase any notes tendered whether or not the conditions otherwise applicable to the tender offer are satisfied.

This press release does not constitute an offer to purchase or a solicitation of consents or waivers with respect to the notes. The offer to purchase and solicitation of consents and waivers will be made solely by, and subject to the terms and conditions set forth in, the Offer to Purchase and Consent and Waiver Solicitation Statement and related documents.

UBS Investment Bank is acting as the exclusive Dealer Manager for the offer and the solicitation agent for the consent solicitation. The tender offer and the consent and waiver solicitation are being made pursuant to an Offer to Purchase and Consent and Waiver Solicitation Statement and related documents, which will fully set forth the terms of the tender offer and the consent and waiver solicitation. Additional information concerning the terms of the tender offer and the consent and waiver solicitation may be obtained from Kevin Reynolds at UBS Investment Bank at (888) 722-9555 or (203) 719-4210. Copies of the Offer to Purchase and Consent and Waiver Solicitation Statement and related documents may be obtained from MacKenzie Partners, Inc., the information agent at 105 Madison Avenue, New York, New York 10016 at (800) 322-2885.

Matria Healthcare is a leading provider of comprehensive disease management programs to health plans and employers. Matria manages the following major chronic diseases and episodic conditions -- diabetes, cardiovascular diseases, respiratory diseases, high-risk obstetrics, cancer, chronic pain and depression. Headquartered in Marietta, Georgia, Matria has more than 40 offices in the United States and internationally. More information about Matria can be found on line at www.matria.com.

Completion of the tender offer is subject to certain conditions, including, among others, the availability of financing to fund the purchase of the notes, subject to the obligation of the Company to purchase notes with the proceeds of any financing completed pursuant to the waiver. There can be no assurance that these conditions will be satisfied or that the tender offer will be completed. The Company does not have any commitments with respect to a new financing and there can be no assurance that new financing will be available on terms acceptable to the Company, if at all.


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